EXHIBIT 99.1

For Immediate Release

For Information Contact:

Kenneth W. Sanders	Larry Wahl
Chief Financial Officer	Director, Investor Relations & Corp. Comm.
(954) 489-4000, ext. 7900	(954) 489-4000, ext. 7225

SportsLine.com, Inc. Reports Third Quarter Operating Results

*         *         *         *         *         *         *         *         *

EBITDA Losses Continue to Narrow; Positive EBITDA

From Continuing Operations Expected in Fourth Quarter

FORT LAUDERDALE, FL (November 19, 2003) – SportsLine.com, Inc. (NASDAQ:SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com), today announced its operating results for the quarter ended September 30, 2003. The Company reported revenue from continuing operations of $14.0 million, an increase of 5% over the $13.4 million in revenue from continuing operations in the same quarter a year ago.

SportsLine.com’s net loss was reduced to $12.1 million, or $0.28 per basic and diluted share, a slight improvement over the net loss of $12.3 million, or $0.34 per basic and diluted share, in the third quarter of 2002. During the third quarter of 2003, the Company recorded a charge of $2.8 million to reflect the reduction in the estimated value of the e-commerce assets it acquired from MVP.com, Inc. in January 2001. Excluding this charge, the Company’s net loss was $9.3 million in the third quarter of 2003, a 16% improvement compared to a net loss of $11.2 million in the same period of 2002, excluding a restructuring charge of $1.1 million related to severance costs.

Beginning with the quarter ended September 30, 2003, the Company adopted Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” (“EITF 00-21”) which is applicable to agreements entered into in fiscal periods beginning after June 15, 2003. Prior to the adoption of EITF 00-21, revenue related to most of the Company’s advertising and sponsorship arrangements was recognized proportionally as advertising impressions were delivered. Under EITF 00-21, revenues under certain advertising and sponsorship arrangements must be recognized on a straight-line basis over the duration of the arrangement. Although adoption of EITF 00-21 does not affect cash flow or the total amount of revenue the Company receives or recognizes under these advertising and sponsorship arrangements, recognition of a portion of such revenue must be deferred. For the quarter ended September 30, 2003, the impact of the adoption of EITF 00-21 was to defer $1.1 million of advertising and marketing services revenue, of which approximately 60% is expected to be recognized in the quarter ended December 31, 2003 and the remainder in future periods.

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SportsLine.com, Inc. Reports Third Quarter Operating Results	Page 2

If the Company had not been required to adopt EITF 00-21, the Company would have recognized revenue from continuing operations for the third quarter of 2003 of $15.2 million, which is in line with the Company’s most recent guidance, and an increase of 13% over the same period last year. In addition, if the Company had not been required to adopt EITF 00-21 in the third quarter, the Company would have reported a net loss of $11.0 million, an improvement of 10% over the net loss for the same period last year.

The Company’s EBITDA loss from continuing operations (net loss excluding interest and other expense, depreciation and amortization, amortization of equity issued to third parties, stock compensation expense, and write-down of e-commerce assets) for the quarter was $1.7 million, in line with the Company’s previous guidance of an EBITDA loss from continuing operations of $1.5-2.5 million. The EBITDA loss from continuing operations for the quarter is a 51% improvement over the Company’s EBITDA loss from continuing operations of $3.6 million in the third quarter of 2002, excluding a restructuring charge of $1.1 million related to severance costs. If the Company had not been required to adopt EITF 00-21 in the third quarter, the Company’s EBITDA loss from continuing operations would have been $0.6 million, significantly better than the Company’s previous guidance.

The Company’s loss from continuing operations for the quarter ended September 30, 2003 was $12.1 million, a 16% improvement from the $14.4 million loss from continuing operations in the same quarter a year ago. Continuing operations excludes the Company’s gaming information operations, consisting of VegasInsider.com and Las Vegas Sports Consultants (LVSC). In October, the Company entered into a definitive agreement for the sale of LVSC, subject to a number of closing conditions. Management currently expects to complete the closing contemplated by the definitive agreement by year end, although there can be no assurance that this will occur. As previously announced, VegasInsider.com was sold in June 2003.

“SportsLine.com continued to achieve positive revenue growth this quarter, in spite of the increased competition in the fantasy sports subscription market and a slower than expected recovery of the online advertising market,” said Michael Levy, founder and CEO of SportsLine.com, Inc. “We made significant improvement in our EBITDA loss from continuing operations year over year, and management is anticipating positive EBITDA from continuing operations for the fourth quarter.”

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SportsLine.com, Inc. Reports Third Quarter Operating Results	Page 3

SportsLine.com, Inc.
Financial Highlights
(in thousands, except per-share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
		(restated)		(restated)

Revenue	$14,032	$13,369	$34,886	$36,230

Loss from continuing operations	$(12,078)	$(14,342)	$(34,472)	$(47,151)

Net loss	$(12,144)	$(12,289)	$(35,264)	$(42,172)

Basic and diluted loss per share before discontinued operations	$(0.28)	$(0.40)	$(0.84)	$(1.36)

Basic and diluted loss per share	$(0.28)	$(0.34)	$(0.86)	$(1.21)

Weighted average shares outstanding	43,503	36,029	41,138	34,839

EBITDA from continuing operations	$(1,736)	$(3,546)	$(8,548)	$(15,497)

Note: The amounts for prior periods have been restated to reclassify discontinued operations and to record additional stock compensation expense and other revenue and operating expense adjustments (see paragraph entitled “Company to Amend Financial Statements” contained elsewhere in this press release). Additionally, EBITDA from continuing operations amounts for prior periods have been restated to conform with the current period presentation. See “Supplemental Financial Data” for a reconciliation of EBITDA from continuing operations to net loss.

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SportsLine.com, Inc. Reports Third Quarter Operating Results	Page 4

Additional Third Quarter Financial Highlights

Revenue

•	Advertising and marketing services revenue from continuing operations was $10.0 million in the third quarter of 2003, compared to $10.1 million in the same quarter of 2002, which consisted of $9.5 million in cash revenue and $0.6 million in barter revenue. The Company did not recognize any barter advertising revenue in the third quarter of 2003. If the Company had not been required to adopt EITF 00-21 in the third quarter, the Company’s advertising and marketing services revenue from continuing operations for the third quarter of 2003 would have been $11.1 million, an increase of 10%, compared to $10.1 million in the same quarter of 2002.

•	Revenue generated through joint sales efforts with CBS represented approximately 15% of the Company’s total advertising sales in the quarter ended September 30, 2003, an increase compared to 8% in the same quarter a year ago. The Company had expected advertising revenue from joint sales efforts to reach approximately 20% during the quarter, and is continuing to work with CBS to identify opportunities to increase contribution of joint sales efforts to the Company’s advertising revenue.

•	The Company generated $12.0 million in fantasy football billings during 2003, which is being recognized as revenue during the months of September through December 2003. This represents a 36% increase over the $8.8 million in fantasy football billings generated in 2002.

•	The average price per unit for the fantasy football league management service increased to over $133.00 in 2003, representing an increase of 6% over the average price in 2002.

•	The Company has generated approximately $14.4 million in fantasy football and baseball billings in 2003, an increase of approximately 40% over the combined billings generated in 2002.

Operating Expenses

•	Total operating expenses for the quarter ended September 30, 2003 were $20.5 million, down from the $21.5 million for the same quarter in 2002. Excluding the $2.8 million write-down of e-commerce assets in the third quarter 2003, total operating expenses were $17.7 million, a decrease of 13% from the $20.4 million, excluding a restructuring charge, for the same period in 2002.

•	At the end of September 2003, the Company’s total headcount was 266 excluding employees of the discontinued operations.

Balance Sheet

•	As of September 30, 2003, the Company’s cash and cash equivalents, and marketable securities totaled approximately $38 million, roughly the same balance as of the end of December 2002. Please refer to the condensed consolidated balance sheets and consolidated statements of cash flows contained in this press release.

•	Capital expenditures for the quarter ended September 30, 2003 were approximately $300,000, bringing the total for the first nine months of 2003 to approximately $1.2 million, which is consistent with the Company’s full year projection of $1-$2 million.

Company to Amend Financial Statements

•	On September 26, 2003, the Company announced its intention to amend its previously issued historical financial statements due to the reclassification of its gaming information operations as discontinued operations in prior period financial statements and to correct an error in the way it had previously accounted for certain employee stock option grants. Correction of this

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SportsLine.com, Inc. Reports Third Quarter Operating Results	Page 5

error required the Company to record non-cash compensation expense to reflect the intrinsic value of such option grants.

•	During the course of reviewing all of the Company’s stock option grants, the Company identified additional employee stock option grants for which the Company should have recorded non-cash compensation expense. Total compensation expense recorded to correct these errors was approximately $6.1 million for 2001, approximately $3.1 million for 2002 and approximately $923,000 for the first six months of 2003.

•	During the course of the re-audit of 2001 by Ernst & Young, the Company’s current auditors, certain additional adjustments to the Company’s previously issued financial statements which were audited by the Company’s prior auditors were identified. The Company and its auditors discovered that the Black-Scholes valuation of certain warrants issued to America Online, Inc. (“AOL”) and another third party service provider used incorrect assumptions regarding the life of the warrants and the value of the underlying common stock at the applicable grant date, the net effect of which required the Company to record additional non-cash amortization expense of approximately $3.4 million for 2001 relating to the AOL warrant and approximately $174,000 for 2001 and $77,000 for 2002 relating to the additional warrant.

•	The Company and its auditors also identified certain other adjustments which result in revenue, cost of revenue and general and administrative expense for 2001 being reduced by $770,000, $45,000 and $701,000, respectively, and revenue, cost of revenue and general and administrative expense for 2002 being increased by $570,000, $45,000 and $501,000, respectively.

•	These changes, in the aggregate, increased net loss for 2001 by approximately $9.7 million from $61.1 million to approximately $70.8 million, for 2002 by approximately $3.1 million from $48.2 million to approximately $51.3 million and for the first six months of 2003 by approximately $923,000 from $22.2 million to approximately $23.1 million.

Recent Business Highlights

Expansion of NFL Agreement

•	In July, the Company announced an expansion of its agreement with the NFL regarding fantasy football products on NFL.com. As part of the expanded relationship, the parties share certain subscription revenue from the sale of fantasy products on both NFL.com and CBS SportsLine.com.

Fantasy Football Continues Growth

•	More than 80,000 paid fantasy football leagues were sold this year, consisting of approximately 800,000 teams. The number of leagues increased approximately 25% over total paid leagues in 2002.

PGATOUR.COM Agreement Extended

•	In October, the Company announced a new multi-year agreement with the PGA TOUR, whereby both parties will continue their relationship to co-produce PGATOUR.COM, a leading online golf destination.

AOL Relationship Modified

•	In October, the Company terminated its existing agreement with AOL and entered into a new agreement, under which SportsLine.com will no longer receive promotion from AOL, but will continue to provide certain programming services for the AOL Sports Channel for up to the next 12 months. The Company will also provide AOL private label fantasy sports game products.

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SportsLine.com Reports Third Quarter 2003 Operating Results	Page 6

•	In connection with the termination of the existing agreement, AOL has refunded to the Company approximately 1.7 million shares of common stock which was retired and cancelled in October 2003. In addition, the Company was relieved from its obligation to pay an additional $1,000,000 to AOL in 2003.

SportsLine.com Teams with Amazon.com

•	In September, the Company announced an agreement with Amazon.com, whereby SportsLine.com became a merchandise supplier in both the Amazon.com Sporting Goods Store, which was launched in September 2003, and the Amazon.com Apparel and Accessories Store. SportsLine.com will share revenue from the sale of products it supplies after paying Amazon.com a commission.

Company Adds Board Member

•	Sherrill W. Hudson was appointed to the Company’s Board of Directors in September 2003. Mr. Hudson qualifies as an “audit committee financial expert” under SEC regulations and has been appointed as chairman of the audit committee of the Board of Directors. He also chairs the audit committees of the boards of TECO Energy and Publix Super Markets, and is a member of the audit committee of the Standard Register Company.

Audience Usage Strong

•	During September, the SportsLine.com network of Web sites proved to be among the “stickiest” on the Web as visitors spent an average of more than one hour per month on the network, placing the Company in the top 15 among leading Web properties in time spent per user. There were more than 13 million unique visitors to the network during the month.

Gaming Information Operations Update

•	In October, the Company entered into a definitive agreement for the sale of LVSC, subject to a number of closing conditions, many of which are beyond the Company’s control. Although management currently expects to complete the disposition by year end, there can be no assurance that this will occur. In June, the Company announced the sale of VegasInsider.com pursuant to its February announcement that it would dispose of its gaming information operations, consisting of VegasInsider.com and LVSC. The operating results of these businesses are reflected as discontinued operations in the Company’s statements of operations.

Business Outlook

The following business outlook section, as well as other forward looking statements in this press release, are based on current expectations as of today only. Due to economic and advertising market variables, and changes in consumer acceptance and other variables related to the Company’s subscription products, including the introduction of additional competing subscription products in the marketplace, among other factors, there can be no assurance that the Company will achieve the stated outlook. SportsLine.com makes these statements as of today and undertakes no obligation to update these statements. While it is currently expected that these business outlook statements will not be updated prior to the release of SportsLine.com’s next quarterly earnings announcement in early 2004, the Company reserves the right to update the outlook for any reason during the quarter, including the occurrence of material events.

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SportsLine.com Reports Third Quarter 2003 Operating Results	Page 7

(in millions)	Three months ending December 31, 2003	Year ending December 31, 2003
Revenue outlook	$21.5-$22.5	$56.4-$57.4

EBITDA from continuing operations outlook
Net loss	$(2.3)-$(3.1)	$(37.5)-$(38.3)
Amortization of equity issued to third parties	$5.8	$23.7
Write-down of e-commerce assets	$0.0	$2.8
Depreciation and amortization	$0.8-$1.0	$4.3-$4.5
Stock compensation expense	$0.5	$2.2
Loss from discontinued operations	$0.0	$0.5
Interest and other, net	$0.1	$0.4

EBITDA from continuing operations	$4.1-$5.1	$(3.5)-$(4.5)

The Company expects approximately 55-60% of fourth quarter revenue and 70-75% of full year 2003 revenue to come from advertising and marketing services, and the remainder from subscriptions and premium products. Capital expenditures for the full year 2003 are estimated to be between $1 and $2 million.

Class Action Lawsuits

During October 2003, the Company and certain of its officers were named as defendants in several securities class action lawsuits filed in the United States District Court for the Southern District of Florida. These actions, which were filed on behalf of purchasers of the Company’s common stock during the period May 15, 2001 to September 25, 2003, generally allege that, during the class period, the defendants made misstatements to the investing public about the Company’s financial condition and prospects. The complaints seek unspecified damages. The Company believes the plaintiffs’ claims lack merit and intends to vigorously defend the lawsuits.

About SportsLine.com, Inc.

SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGA TOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, providing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine.com’s actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, dependence on advertising revenues, which are difficult to forecast, the growth rate of the Internet, constantly changing technology and market acceptance of the company’s products and services. In addition to these risks, the Company’s business and results of operations may be materially adversely affected by the outcome of the class action securities litigation described above. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine.com’s Securities and Exchange Commission filings, including those discussed under the caption “Risk Factors That May Affect Future Results” in SportsLine.com’s latest Annual Report on Form 10-K. SportsLine.com undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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SportsLine.com Reports Third Quarter 2003 Operating Results	Page 8

SportsLine.com, Inc.

Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
		(restated)		(restated)
Revenue:
Advertising and marketing services	$10,011	$10,150	$28,806	$31,361
Subscription and premium products	4,021	3,219	6,080	4,869

Total revenue	14,032	13,369	34,886	36,230
Cost of revenue	5,587	6,178	14,288	15,395

Gross profit	8,445	7,191	20,598	20,835

Operating expenses:
Sales and marketing:
Amortization of equity issued to Viacom for promotion	5,571	5,821	16,714	18,464
Other	5,960	5,843	16,345	20,388
General and administrative	5,152	6,259	15,605	19,666
Depreciation and amortization	1,040	2,509	3,606	6,969
Write-down of e-commerce assets	2,800	—	2,800	—
Restructuring charge	—	1,101	—	2,499

Total operating expenses	20,523	21,533	55,070	67,986

Loss from continuing operations	(12,078)	(14,342)	(34,472)	(47,151)
Interest and other expense, net	(41)	(51)	(273)	(112)

Loss before discontinued operations and tax benefit	(12,119)	(14,393)	(34,745)	(47,263)
Tax benefit	—	720	—	720
Income (loss) from discontinued operations	(25)	1,384	(234)	4,371
Loss from sale of discontinued operations	—	—	(285)	—

Net loss	$(12,144)	$(12,289)	$(35,264)	$(42,172)

Basic and diluted loss per share before discontinued operations and tax benefit	$(0.28)	$(0.40)	$(0.84)	(1.36)
Income (loss) per share from discontinued operations	—	0.04	(0.01)	0.13
Loss per share from sale of discontinued operations	—	—	(0.01)	—
Tax benefit	—	0.02	—	0.02
Basic and diluted loss per share	$(0.28)	$(0.34)	$(0.86)	$(1.21)

Basic and diluted weighted average shares outstanding	43,503	36,029	41,138	34,839

EBITDA	$(1,736)	$(3,546)	$(8,548)	$(15,497)

Note: The amounts for prior periods have been restated to reclassify discontinued operations and to record additional stock compensation expense and other revenue and operating expense adjustments (see paragraph entitled “Company to Amend Financial Statements” contained elsewhere in this press release). Additionally, EBITDA from continuing operations amounts for prior periods have been restated to conform with the current period presentation. See “Supplemental Financial Data” for a reconciliation of EBITDA from continuing operations to net loss.

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SportsLine.com Reports Third Quarter 2003 Operating Results	Page 9

Supplemental Financial Data

In order to fully assess the Company’s financial operating results, management believes that EBITDA from continuing operations is an appropriate measure of evaluating the operating and liquidity performance of the Company, because it reflects the resources available for operating funds and strategic opportunities, including, among others, to invest in the business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. However, EBITDA from continuing operations should be considered in addition to, not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2003	2002	2003	2002
		(restated)		(restated)
EBITDA from continuing operations reconciliation:
Net loss	$(12,144)	$(12,289)	$(35,264)	$(42,172)
Amortization of equity issued to third parties	5,950	6,172	17,849	19,584
Depreciation and amortization	1,040	2,509	3,606	6,969
Write-down of e-commerce assets	2,800	—	2,800	—
Restructuring charge	—	1,101	—	2,499
Stock compensation expense	552	1,014	1,669	2,602
Loss from sale of discontinued operations	—	—	285	—
(Income) loss from discontinued operations	25	(1,384)	234	(4,371)
Tax benefit	—	(720)	—	(720)
Interest and other expense, net	41	51	273	112

EBITDA from continuing operations	$(1,736)	$(3,546)	$(8,548)	$(15,497)

Note: The amounts for prior periods have been restated to reclassify discontinued operations and to record additional stock compensation expense and other revenue and operating expense adjustments (see paragraph entitled “Company to Amend Financial Statements” contained elsewhere in this press release). Additionally, EBITDA from continuing operations amounts for prior periods have been restated to conform with the current period presentation. See “Supplemental Financial Data” for a reconciliation of EBITDA from continuing operations to net loss.

Supplemental financial data related to gaming information operations, which are now reflected as discontinued operations in the Company’s consolidated statements of operations:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2003	2002	2003	2002
Advertising and marketing services revenue	$—	$1,655	$188	$5,051
Subscription and premium products revenue	277	501	1,205	1,466
Cost of revenue	(236)	(491)	(1,294)	(1,460)
Sales and marketing expense	(8)	(198)	(135)	(405)
General and administrative expense	(58)	(77)	(192)	(263)
Depreciation and amortization	—	(7)	(7)	(20)
Interest income, net	—	1	1	2

Income (loss) from discontinued operations	$(25)	$1,384	$(234)	$4,371

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SportsLine.com Reports Third Quarter 2003 Operating Results	Page 10

SportsLine.com, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2003	2002
		(restated)
Cash flows from operating activities:
Net loss	$(35,264)	$(42,172)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,612	6,990
Amortization of equity issued to third parties	17,849	19,584
Write-down of e-commerce assets	2,800	—
Loss from sale of discontinued operations	285	—
Stock compensation expense	1,669	2,602
Other	(577)	342
Changes in assets and liabilities:
Accounts receivable	(1,516)	(2,219)
Prepaid expenses and other assets	(705)	2,670
Accounts payable	269	(349)
Accrued expenses	390	5,552
Deferred revenue	11,634	6,124

Net cash provided by (used in) operating activities	446	(876)

Cash flows from investing activities:
Purchases of available-for-sale securities	(13,810)	—
Sales of available-for-sale securities	10,113	—
Purchases of held-to-maturity securities	(3,292)	(33,306)
Maturities of held-to-maturity securities	7,094	32,051
Purchase of property and equipment	(1,159)	(1,177)
Sales of intangible assets	—	155
Purchase of licenses	(250)	—
Proceeds from divestiture of business	1,460	—
Net change in restricted cash	197	54

Net cash provided by (used in) investing activities	353	(2,223)

Cash flows from financing activities:
Proceeds from exercise of employee options	151	56
Repurchase of common stock	(658)	(235)

Net cash used in financing activities	(507)	(179)

Net increase (decrease) in cash and cash equivalents	292	(3,278)

Cash and cash equivalents, beginning of period	17,383	30,017

Cash and cash equivalents, end of period	$17,675	$26,739

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SportsLine.com Reports Third Quarter 2003 Operating Results	Page 11

SportsLine.com, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)	(restated)
Assets:
Cash and cash equivalents	$17,675	$17,383
Short-term marketable securities	3,593	3,866
Receivables, prepaids and other current assets	14,347	11,393
Assets held for sale	242	2,204

Total current assets	35,857	34,846

Non-current marketable securities	16,432	16,376
Property and equipment, net	6,088	7,537
Deferred advertising and content-CBS	7,428	9,143
Other assets	2,301	8,027
Goodwill	16,194	16,194

	$84,300	$92,123

Liabilities and Shareholders’ Equity:
Current liabilities	$31,551	$14,255
Liabilities held for sale	123	137
Long-term convertible notes	16,678	16,678
Other long-term liabilities	10,256	6,883
Shareholders’ equity	25,692	54,170

	$84,300	$92,123

Supplemental schedule of cash and marketable securities

	September 30, 2003	December 31, 2002
	(unaudited)
Cash and cash equivalents	$17,675	$17,383
Short-term marketable securities	3,593	3,866
Non-current marketable securities	16,432	16,376

	$37,700	$37,625

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